September 5, 2018

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Manager, Communications	Vice President, Investor Relations	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

Theodore H. Bunting, Jr. Joins NiSource Board of Directors

MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced that its Board of Directors appointed Theodore H. Bunting, Jr. to the Board.

Bunting most recently served as group president, utility operations, at Entergy Corporation, an integrated energy company, from 2012 until his retirement in 2017. Before that, he was senior vice president and chief accounting officer at Entergy from 2007 to 2012, and chief financial officer of several subsidiaries from 2000 to 2007. He held other management positions of increasing responsibility in accounting and operations at Entergy since joining the company in 1983.

Bunting has been a director of Unum Group since 2013. He is a certified public accountant and holds a bachelor’s degree in economics and business from Hendrix College.

“We are excited to have Theo join the NiSource Board of Directors,” said NiSource Board Chairman Richard L. Thompson. “His utility industry knowledge, including his experience in customer service, safety and regulatory relations, will be valuable to NiSource as we continue to execute on our robust long-term utility infrastructure investment plans. Theo also brings additional public company experience in the areas of strategic finance, accounting, auditing, and capital and risk management to our Board.”

Bunting’s appointment to the NiSource Board is effective September 5, 2018, and he is expected to stand for election by NiSource stockholders at next year’s annual stockholders meeting.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012, is a member of the Dow Jones Sustainability - North America Index and was named by Forbes magazine as the top-rated utility among America's Best Large Employers in 2017. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

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